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                                                                   EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 25, 1997 in Amendment No. 1 to the Registration Statement (Form S-4) and related Proxy Statement/ Prospectus of Symix Systems, Inc. for the registration of 500,000 shares of its common stock.

Our audits also included the financial statement schedule of Symix Systems, Inc. listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                        Ernst & Young LLP
Columbus, Ohio
November 10, 1997